                                                                     EXHIBIT 2.4



                               PURCHASE AGREEMENT


                                     AMONG


                       ST. LUKE'S EPISCOPAL HEALTH SYSTEM
                                      AND
                          METHODIST HEALTH CARE SYSTEM
                                  "PURCHASERS"

                                      AND

                               MEDPARTNERS, INC.,
                                    "PARENT"

                                      AND

                                 CAREMARK INC.,
                             KS-PSI OF TEXAS, L.P.,
                        CAREMARK RESOURCES CORPORATION,
                     MEDPARTNERS PHYSICIAN SERVICES, INC.,
                   CAREMARK PHYSICIAN SERVICES OF TEXAS INC.,
                                AND MEDTEX, L.P.
                                  "COMPANIES"





                              DATED MARCH 11, 1999

                               INDEX OF SCHEDULES

SCHEDULES:

2.2     Transferred Assets Outside Restricted Area
2.2(a)  Inventory
2.2(b)  Assigned Leases
2.2(c)  Assigned Contracts
2.2(d)  Tangible Personal Property
2.2(f)  License Rights
2.2(g)  Prepaid Expenses
2.2(i)  Real Property
2.2(k)  Intellectual Property
2.2(n)  Other Assets
2.2(o)  Net Working Capital Formula
2.5     Retained Assets

APPENDICES:

Appendix A    Affiliated Practice
Appendix B    Uniform Terms

                                 PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT is entered into on March 11, 1999 by and among St. Luke's Episcopal Health System, a Texas nonprofit corporation ("SLEHS"), Methodist Health Care System, a Texas nonprofit corporation ("MHCS") and any permitted assignee (collectively "Purchasers"), MedPartners, Inc., a Delaware corporation ("Parent"), and Caremark Inc., a California corporation, KS-PSI of Texas, L.P., a Delaware limited partnership, Caremark Resources Corporation, a Delaware corporation, MedPartners Physician Services, Inc., a Delaware corporation, Caremark Physician Services of Texas Inc., a Delaware corporation, and MedTex, L.P., a Texas limited partnership (collectively the "Companies").


                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Companies provide certain business management services to the physician practice described on Appendix A hereto (the "Affiliated Practice")
                                ----------
according to the terms of the Amended and Restated Management Service Agreement ("MSA") dated as of December 31, 1992 with the Affiliated Practice (such business management services are referred to herein as the "Business"); and

     WHEREAS, the Companies desire to sell to Purchasers and Purchasers desire to purchase from the Companies certain assets and rights owned by the Companies and used in the operation of the Business, and Purchasers desire to assume certain liabilities, all on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                        I.  UNIFORM TERMS AND CONDITIONS
                            ----------------------------

     I.1  Incorporation by Reference.  Subject to the terms hereof, the Uniform
          --------------------------
Terms and Conditions attached hereto as Appendix B (the "Uniform Terms") are
                                        ----------
hereby made a part of and incorporated herein as if fully restated herein and are specifically included within the defined term "Agreement" as used herein and therein. The terms of the Purchase Agreement shall control in the event of a conflict with the Uniform Terms. Capitalized terms not defined herein shall have the meanings provided in the Uniform Terms.

                              II.  PURCHASE TERMS
                                   --------------

     II.1  Transactions.  At the Closing, (i) the Companies will transfer,
           ------------
convey and assign to Purchasers all of the Transferred Assets (as defined in Section 2.2); (ii) Purchasers will receive and accept ownership of the Transferred Assets; (iii) Purchasers will assume and agree to pay or perform the Assumed Liabilities (as defined in Section 2.4); and (iv) Purchasers will pay to the Companies the consideration as provided herein. The Companies will retain the Retained Assets (as defined in Section 2.5) and the Retained Liabilities (as defined in
Section 2.6).

     II.2  Transferred Assets.  Subject to the terms and conditions herein, and
           ------------------
in reliance upon the representations and warranties set forth in the Uniform Terms, the Companies and Parent agree to sell, convey, assign, transfer and deliver to Purchasers, and Purchasers agree to purchase and acquire all of the Companies' and Parent's right, title and interest (but in the case of the real property, with the title warranties called for herein) in and to (i) the assets, properties and businesses of Companies and Parent used in connection with the Business, as a going concern, of every kind and description, located in the Restricted Territory whether tangible or intangible, real, personal or mixed, as such assets shall exist on the Closing Date, and (ii) all other assets, properties and businesses of Companies and Parent located outside the Restricted Territory and described in Schedule 2.2, which are used exclusively in the
                           ------------
operation of the Business, whether tangible or intangible, real, personal or mixed, as such assets shall exist on the Closing Date (collectively the "Transferred Assets"), excluding only the Retained Assets (as defined in Section
2.5 below), such transfer being deemed to be effective as of the Effective Time, including but not limited to:

          (a) All of the inventory and supplies that are owned by the Companies and used exclusively in the operation of the Business, the current categories and amounts of which are set forth on Schedule 2.2(a);
                                      ---------------

          (b) All of the leases (including any capital leases), lease purchase arrangements and license agreements including but not limited to those set forth on Schedule 2.2(b) (the "Assigned Leases");
   ---------------

          (c) All of the contracts, agreements, purchase orders and commitments including but not limited to those listed on Schedule 2.2(c) including the MSA
                                             ---------------
or other similar related agreements with the Affiliated Practice (the "Assigned Contracts");

          (d) All of the tangible personal property (including instruments, equipment, furniture and machinery) including but not limited to those listed on
Schedule 2.2(d) ("Tangible Personal Property");
---------------

          (e) Copies of all books and records of the Companies and Parent exclusively related to the Transferred Assets;

          (f) All rights under franchises, licenses, permits, certificates, approvals and other governmental authorizations owned by the Companies and related to the ownership of the Transferred Assets including but not limited to those listed on Schedule 2.2(f) (the "License Rights"), except for such License
                ---------------
Rights that are not transferable, which non-transferrable License Rights are also set forth in Schedule 2.2(f);
                  ---------------

          (g) The Companies' prepaid expenses, deposits and other similar items listed on Schedule 2.2(g);
          ---------------

          (h) The rights of the Companies under the MSA;

          (i) Good and indefeasible title in fee simple to full, undivided ownership in the real property identified on Schedule 2.2(i) attached hereto
                                             ---------------
(collectively, the "Real Property") together with (i) all buildings, structures, fixtures, other improvements, construction, construction-in-progress, including without limitation, the construction-in-progress on the Real Property known as 2727 Holcombe Boulevard, Houston, Texas (the "Holcombe Property"), of every kind and nature presently situated on, in or under or hereafter erected, installed or used in, on or about the Real Property or the Leased Real Property (as hereinafter defined) (the "Improvements"; the Real Property and the Improvements being collectively referred to herein as the "Premises"), (ii) all and singular the rights, easements and appurtenances pertaining to the Premises, (iii) all right, title and interest of the Company in and to any and all roads, easements, alleys, streets and rights-of-way bounding the Real Property, together with all rights of ingress and egress unto the Premises, (iv) strips or gores, if any, between the Real Property and abutting properties, and (v) any and all oil, gas and minerals lying under, in, on or about or constituting a part of the Real Property;

          (j) Any Company Plans to the extent provided in Section 3.10 of the Uniform Terms or any assets transferred from any Company Plans or Affiliates Plan in accordance with Section 3.10 of the Uniform Terms;

          (k) All intangible property, including but not limited to, the patents, trademarks, trade names, business names (including all names associated with the Business and the name "Kelsey-Seybold" as applied to or used by , the Companies in connection with the Business), service marks, logos, trade secrets, copyrights and all applications and registrations therefore and licenses thereof (the "Intellectual Property"), including, without limitation, the items identified in Schedule 2.2(k);
              ---------------

          (l) All telephone numbers in the Restricted Territory;

          (m)  [intentionally deleted];

          (n) Those other assets listed on Schedule 2.2(n);
                                           ---------------

          (o) The Net Working Capital Amount, provided however, if the actual Net Working Capital Amount (as defined in the Uniform Terms and described in
Schedule 2.2(o)) is less than Ten Million Dollars ($10,000,000), the Companies
---------------
will, on the Closing Date or one (1) day after completion of the process for calculating Net Working Capital set forth in this Section 2.2(o), whichever is
                                                  --------------
later, pay to Purchasers an amount equal to the sum of Ten Million Dollars ($10,000,000) minus the Net Working Capital Amount. Such payment will be a cash payment by wire transfer of immediately available funds to such account or accounts as the Purchasers shall designate. The parties agree to the following process to determine the Net Working Capital Amount:

               (i) Within seven (7) days after the date of this Agreement, Parent shall prepare a draft of the Net Working Capital Amount in accordance with the formula set forth in Schedule 2.2(o) and based on the
                                              --------------
     financial records of the Business as of February 28, 1999.

               (ii) Ernst & Young LLP, on behalf of Purchasers, shall, within fourteen (14) days after receipt of the draft, review and comment on this draft, and if the parties agree, this draft shall be the basis for determining the Net Working Capital Amount, and this draft shall be revised only to reflect the updates based on the financial records of the Business as of the Measurement Date as evaluated by Ernst & Young LLP.

               (iii) If the parties fail to agree on this draft within five (5) days after receipt of Ernst & Young LLP's comments and such disagreement, in the aggregate, exceeds One Hundred Thousand Dollars ($100,000), then this disagreement shall be submitted to Deloitte & Touche LLP or such other independent accounting firm as mutually agreed to by the parties (the "Independent Firm") for final determination, to be binding on the parties, which determination shall be completed within ten (10) days of submittal. The Independent Firm determination shall be the Net Working Capital Amount, revised only to reflect the updates based on the financial records of the Business as of the Measurement Date as determined by Independent Firm; and

          (p) All of the tangible personal property (including instruments, equipment, furniture and machinery) intended for the Holcombe Property as disclosed in the due diligence materials provided by Parent and Companies to Purchasers; and

          (q) Parent and the Companies shall assign all rights, interests and warranties under all construction and related agreements relating to the Holcombe Property and the improvements constructed or being constructed thereon. Parent and the Companies shall be responsible, as provided elsewhere in this Agreement for the payment in full of all costs, expenses and liabilities associated or incurred in connection with the completion of such construction and improvements; provided, however that Purchasers shall be responsible for any Purchasers-requested change orders entered into between Purchasers and any contractors after the Closing Date to the extent such change orders, if any, increase the costs for construction otherwise payable by Parent or the Companies hereunder. Prior to the Closing Date, the parties shall make a good faith determination of (i) all sums owed and unpaid by Parent and the Companies for construction on the Holcombe Property (including retainage amounts held and as required by Applicable Law and applicable contract) and (ii) all items required to be completed pursuant to the applicable construction contract (the "Punch List Items").

     Based upon the determinations made pursuant to subsections (i) and (ii) above, the parties at or prior to the Closing Date shall execute a mutually acceptable escrow agreement to provide a mechanism for the funding of all Punch List Items and the payment of any remaining sums owed by Parent and/or the Companies under the applicable Construction Contracts for the Holcombe Property. Parent or the Companies shall, at Closing, fund such amounts with an escrow agent acceptable to the parties hereto.

     Notwithstanding the foregoing, if and to the extent the assignment of any lease or contract, requires the consent of another person, then unless waived by Purchasers: (i) such lease or contract shall not be deemed assigned hereunder until such consent is obtained if the attempted assignment would constitute a breach thereof; and (ii) Purchasers shall cooperate with the Companies in seeking such consent or entering into reasonable arrangements, designed to provide Purchasers the benefits thereunder.

     II.3  Purchase Price.  Purchasers agrees that, subject to the terms and
           --------------
conditions of this Purchase Agreement, and in consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchasers, and the assumption of the Assumed Liabilities by Purchasers, on the Closing Date Purchasers shall assume the Assumed Liabilities and deliver to Parent a cash payment by wire transfer of immediately available funds to such account or accounts as Parent shall designate in the aggregate amount of One Hundred Forty-Nine Million Four Hundred Seventy Thousand Eight Hundred Eighty Dollars ($149,470,880) plus an amount equal to Eighteen Thousand One Hundred Fifty-Eight Dollars ($18,158.00) multiplied by the number of calendar days after the Measurement Date through but not including the Closing Date (the "Purchase Price"). This Purchase Price shall be allocated as follows:

          (a) $61,100,000 for the Holcombe Property; and

          (b) The balance of the Purchase Price for all other Transferred
Assets.

     The amount of the total cash payment paid by Purchasers to the Companies under the provisions of this Section 2.3 and the allocation in Section 2.3(b) shall be reduced by the total of all amounts which are unpaid or outstanding on the Closing Date (to the extent such amount is not used in the calculation of Net Working Capital) for the acquisition of equipment for the Holcombe Property as disclosed in the due diligence materials provided by Parent and Companies to Purchasers.

     II.4  Assumption of Obligations and Liabilities.  At the Closing,
           -----------------------------------------
Purchasers shall assume and agree to pay or perform, promptly as they become due, all obligations and liabilities of the Companies related to the Transferred Assets or arising from the operation of the Business subsequent to the Effective Time (the "Assumed Liabilities"), excluding only the Retained Liabilities. Such Assumed Liabilities are limited to:

          (a) The most recent balances of accrued expenses and trade payables identified in the Financial Information attached as Schedule 1.4 to the Uniform
                                                    ------------
Terms and those additional expenses and trade payables accrued or incurred in the ordinary course of business between the date of such balances and the Closing Date.

          (b) All liabilities and obligations relating to the Transferred Assets or arising out of the operation of the Business following the Effective Time regardless of whether Purchasers continues to operate the Business in a manner consistent with the operation of the Business prior to the Effective Time; and

          (c) The Company Plans included in the Transferred Assets.

     II.5  Retained Assets.  Notwithstanding anything to the contrary herein,
           ----------------
the term "Transferred Assets" shall not include (i) cash, cash equivalents, money market funds, life insurance policies or the cash surrender value or similar attribute thereof which is not otherwise part of the Net

Working Capital Amount; (ii) investments of any type or kind including, but not limited to, marketable securities, the stock of any corporation, bonds or limited partnership or other closely held investments; (iii) the Companies' stock record books, tax returns and minute books; (iv) those assets listed on
Schedule 2.5 hereto; (v) all rights to the use of the name "MedPartners";
------------
(vi) the Excluded Agreements (as defined in the Uniform Terms); (vii) the right of the Companies under any Assigned Contract or Assigned Lease to be indemnified for any Retained Liability (as defined in Section 2.6); and (viii) all interests that either the Companies or Parent has in any Company Plan or Affiliates Plan that are not transferred to Purchasers in accordance with Section 3.10 of the Uniform Terms (collectively, the "Retained Assets").

     II.6  Retained Liabilities.  Except for the Assumed Liabilities, Purchasers
           --------------------
shall not assume or be deemed to have assumed and shall not be responsible for any other obligation or liability of the Companies or Parent, including without limitation: (i) any and all obligations regarding any foreign, Federal, state or local income, sales, use, franchise, property or other Tax liabilities relating to the period prior to the Closing Date; (ii) any and all obligations or liabilities relating to any fees or expenses of the Companies' or Parent's counsel, accountants or other experts incident to the negotiation and preparation of the Transaction Documents and consummation of the Transactions;
(iii) any and all obligations under the Excluded Agreements; (iv) any and all liabilities relating to the Transferred Assets or arising from the operations of the Business prior to the Effective Time except as otherwise specifically enumerated in this Section 2.6; (v) any liabilities not specifically set forth in the Financial Information; (vi) any severance, bonus, retention or other severance and related costs not included in the Net Working Capital Amount with respect to the Companies' Employees; and (vii) any and all liabilities related to the Construction Contracts and related agreements for the construction of the improvements to the Holcombe Property whether arising prior to the Effective Time or thereafter (collectively the "Retained Liabilities").

     II.7  Prorations.  Except as otherwise set forth in Section 2.3, prorations
           ----------
relating to the Transferred Assets (including, but not limited to, personal property, real estate, occupancy and other similar property taxes, and utilities and related matters) will be made as agreed by the parties to the extent possible at the Closing, with the Companies liable to the extent such items relate to any time period on or prior to the Closing Date and Purchasers shall be liable to the extent any such item relates to periods from and after the Closing Date. In the event that the amount of any of such items is not known at the Closing, the proration shall be made as soon as possible after the Closing by settlement payments between the parties. In connection with the proration of both real and personal property ad valorem taxes, if actual tax figures for the year of Closing are not available at the Closing Date, an estimated proration of taxes shall be made using tax figures from the preceding year; however, when actual taxes for the year of Closing are available, a corrected proration of taxes shall be made. If such taxes for the year of Closing increase over those for the preceding year, the Companies or Parent shall pay to Purchaser a prorata portion of such increase, computed to the Closing Date, and conversely, if such taxes for the year of Closing decrease from those of the preceding year, Purchaser shall pay to Seller a prorata portion of such decrease, computed to the Closing Date, any such payment to be made within ten (10) days after notification by either party that such adjustment is necessary. The Companies shall, on or before the Closing Date, furnish to Purchaser and the Title Company all information necessary to compute the prorations provided for in this section. In no event shall Purchaser assume any liability with respect to any subsequent assessment of ad valorem taxes for years prior to Closing due to any change in the usage or ownership of any Real Property, and with respect to any such assessment, such assessment shall be the sole responsibility of the Companies from which the Companies shall indemnify, defend and hold Purchaser fully harmless. This covenant shall not merge with the special warranty deeds to be delivered at Closing but shall survive the Closing.

     II.8  Cash Management from Measurement Date to Closing Date.
           -----------------------------------------------------
          (a) Loan.  On the Measurement Date, Parent will make an intercompany
              ----
cash loan to KS-PSI of Texas, L.P. ("KS-PSI") in the amount of One Million Dollars ($1,000,000). KS-PSI will use the proceeds of such loan solely to fund the working capital requirements under the MSA for the period beginning on the day after the Measurement Date and ending on the Closing Date (the "Cash Management Period"). On or before the Closing, Parent will be repayed by KS-PSI such One Million Dollars ($1,000,000) loan in full without interest.

          (b) Cash Inflows.  During the Cash Management Period, KS-PSI will
              ------------
continue to maintain the bank accounts and/or lock boxes for the Business (collectively, the "Bank Accounts") for the collective receipt of all collections on accounts receivable and all other cash inflows of the Business (the "Transition Cash Inflows"), and all Transition Cash Inflows will be immediately deposited in the Bank Accounts in favor of Purchasers.

          (c) Cash Outflows.  During the Cash Management Period, KS-PSI will
              -------------
fund all accounts payable and other cash outflows (including, without limitation, making payments for the clearing of all checks which were issued on or before the Measurement Date and taken into account as either reductions in determining the Cash Amount or reductions in determining the Net Working Capital Amount) of the Business through the Bank Accounts.

     II.9  5.01(a).  Parent shall, prior to the Closing Date, cause Purchaser or
           -------
Purchaser's designee to be substituted for Parent as the sole corporate member in MedPartners - Texas, Inc., a Texas nonprofit corporation certified under
Section 5.01(a) of the Texas Medical Practice Act (the "5.01(a)"), such substitution of corporate membership to be in accordance with applicable state law and the governing bylaws of the 5.01(a)

                              III.  MISCELLANEOUS
                                    -------------

     III.1  Notices.  Any notice sent in accordance with the provisions of this
            -------
Section 3.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or
(ii) the date on which sent, if sent by facsimile transmission with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

     If to SLEHS:
               St. Luke's Episcopal Health System
               6720 Bertner Avenue
               Suite B-111, MC4-262
               Houston, Texas 77030
               Attn:  President and Chief Executive Officer
               Telephone:  (713) 791-3006
               Facsimile:  (713) 794-6182

     With a copy to:
               McDermott, Will & Emery
               2049 Century Park East
               Los Angeles, California
               Attn:  Jeffrey Lemkin, Esq.
               Telephone:  (310) 551-9309
               Facsimile:  (310) 277-4730

     With a copy to:
               Winstead Sechrest & Minick
               910 Travis Street, Suite 2400
               Houston, TX 77002-5895
               Attn:  Denis Clive Braham, Esq.
               Telephone:  (713) 650-2743
               Facsimile:  (713) 650-2400

     If to MHCS:
               Methodist Health Care System
               6565 Fannin Street D-200
               Houston, Texas  77030-2707
               Attn:  President and Chief Executive Officer
               Telephone:  (713) 790-3366
               Facsimile:  (713) 790-2605

     With a copy to:
               Honigman Miller Schwartz and Cohn
               2290 First National Building
               Detroit, MI  48226-3583
               Attn:  Chris Rossman, Esq.
               Telephone:  (313) 465-7528
               Facsimile:  (313) 465-8013

     With a copy to:
               Winstead Sechrest & Minick
               910 Travis Street, Suite 2400
               Houston, TX 77002-5895
               Attn:  Denis Clive Braham, Esq.
               Telephone:  (713) 650-2743
               Facsimile:  (713) 650-2400

     If to Parent
     or the Companies:

               MedPartners, Inc.
               300 Galleria Tower
               Suite 1000
               Birmingham, Alabama  35244
               Attn:  General Counsel
               Telephone:  (205) 982-4012
               Facsimile:  (205) 985-0636

     With a copy to:

               Jones Day Reavis & Pogue
               555 West Fifth Street
               Suite 4600
               Los Angeles, California 90013-1025
               Attn:  Ross Stromberg, Esq.
               Telephone:  (213) 243-2463
               Facsimile:  (213) 243-2539


                           [SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first written above.

                              PURCHASERS:

                              ST. LUKE'S EPISCOPAL HEALTH SYSTEM


                              By: /s/ Michael Jhin
                                  -----------------------------
                              Name: Michael Jhin
                                    ---------------------------

                              Title: President and CEO
                                     --------------------------

                              METHODIST HEALTH CARE SYSTEM


                              By: /s/ Peter W. Butler
                                  -----------------------------
                              Name: Peter W. Butler
                                    ---------------------------
                              Title: President and CEO
                                     --------------------------

                              PARENT:

                              MEDPARTNERS, INC.


                              By: /s/ E. M. Crawford
                                  -----------------------------
                              Name: E. M. Crawford
                                    ---------------------------
                              Title: President and CEO
                                     --------------------------

                              THE COMPANIES:

                              CAREMARK INC.


                              By: /s/ E. M. Crawford
                                  -----------------------------
                              Name: E. M. Crawford
                                    ---------------------------
                              Title: President and CEO
                                     --------------------------

                              KS-PSI OF TEXAS, L.P.

                                 By:  MedPartners Physician Services, Inc.
                                 Its:  General Partner


                                      By: /s/ E. M. Crawford
                                          -----------------------------
                                      Name: E. M. Crawford
                                            ---------------------------
                                      Title: President and CEO

                              CAREMARK RESOURCES CORPORATION


                              By: /s/ E. M. Crawford
                                  -----------------------------
                              Name: E. M. Crawford
                                    ---------------------------
                              Title: President and CEO
                                     --------------------------

                              MEDPARTNERS PHYSICIAN SERVICES, INC.


                              By: /s/ E. M. Crawford
                                  -----------------------------
                              Name: E. M. Crawford
                                    ---------------------------
                              Title: President and CEO
                                     --------------------------

                              MEDTEX, L.P.

                                 By:  MedGP, Inc.
                                 Its:  General Partner


                              By: /s/ E. M. Crawford
                                  -----------------------------
                              Name: E. M. Crawford
                                    ---------------------------
                              Title: President and CEO
                                     --------------------------

                              CAREMARK PHYSICIAN SERVICES OF TEXAS INC.


                              By: /s/ E. M. Crawford
                                  -----------------------------
                              Name: E. M. Crawford
                                    ---------------------------
                              Title: President and CEO
                                     --------------------------

                                   APPENDIX A

                              AFFILIATED PRACTICE


Kelsey-Seybold Medical Group, P.A., a Texas professional association